Exhibit 99.1

August 23, 2013

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS	MEDIA
Alan Greer	Cynthia Williams
Executive Vice President	Senior Executive Vice President
Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-1478
AGreer@BBandT.com	Cynthia.Williams@BBandT.com

BB&T announces Fed response to capital plan resubmission

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced that the Board of Governors of the Federal Reserve System did not object to the Company’s revised capital plan submitted in June 2013.

The plan continues BB&T’s quarterly common dividend of $.23 per share, which was a 15% increase compared to the fourth quarter last year. The Federal Reserve also did not object to BB&T’s plans to continue payment of preferred dividends.

“We are pleased to have one of the highest dividend payout percentages and dividend yields of any of the top financial institutions in the country,” said Chairman and Chief Executive Officer Kelly S. King. “In light of several factors, we approached the resubmission conservatively and did not request a further increase in capital deployment at this time.

“Given our 15% first quarter 2013 dividend increase, the fact that we are paying 5 common dividends in 2013, and the July 2 release of final regulatory capital rules, which were imminent at the time of our resubmission and were expected to require higher regulatory capital levels, we believe this approach makes sense,” said King.

“Management and the board of directors will reevaluate our capital position and submit a new plan at the next regular stress test submission in January 2014,” said King.

MORE

BB&T remains among the industry’s best capitalized institutions. On March 7, the Fed disclosed the results of its supervisory stress tests, which demonstrated that BB&T is among the most well capitalized banks even after being subjected to the hypothetical supervisory severely adverse scenario. In addition, the results of the stress tests released by the Fed show BB&T to be in the strongest two quartiles of the 18 banks tested and one of only two regional banks to remain profitable over the 9 quarters of the stress test. In addition, BB&T recently received the highest rating for a traditional U.S. bank in Barron’s 500 List of America’s Top Companies.

BB&T has paid a cash dividend to shareholders every year since 1903. The company has approximately 703 million shares outstanding.

CAUTIONARY STATEMENTS

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.

The Dodd-Frank Act, signed into law in July 2010, represents a significant overhaul of many aspects of the regulation of the financial services industry, addressing, among other things, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, derivatives, lending limits, and changes among the bank regulatory agencies. BB&T, under Dodd-Frank, is deemed to be a “systemically important” institution. During 2012, federal agencies continued implementation of and rulemaking under the Dodd-Frank Act. Many of these provisions remain subject to further rulemaking, guidance, and interpretation by the applicable federal regulators, which will regulate the systemic risk of the financial system. BB&T cannot predict the additional effects that compliance with the Dodd-Frank Act or any regulations will have on BB&T’s businesses or its ability to pursue future business opportunities. Additional regulations resulting from the Dodd-Frank Act may materially adversely affect BB&T’s business, financial condition or results of operations.

BB&T is subject to assessment by the Federal Reserve Bank (FRB) as part of the Comprehensive Capital Analysis and Review (CCAR) program. CCAR is an annual exercise by the FRB to ensure that institutions have forward-looking capital planning processes that account for their risk and sufficient capital to continue operations throughout times of economic and financial stress. Following the submission of BB&T’s annual capital plans, including proposed dividend payments, strategic considerations and share repurchases under different hypothetical economic scenarios, the FRB may object to BB&T’s planned uses of capital or may require BB&T to modify planned capital uses. The FRB may object to BB&T’s capital plans due either to quantitative or qualitative concerns. BB&T cannot assure that the FRB will have no objections to our future capital plans submitted through the CCAR program. Failure by BB&T to achieve a “no objection” following the CCAR review could adversely affect our ability to pay dividends, enter into acquisitions and repurchase our common stock.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $182.7 billion in assets, market capitalization of $23.8 billion and 1,851 financial centers in 12 states and Washington, D.C., as of June 30, 2013. Based in Winston-Salem, N.C., the company offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.